                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333--87512
                                                  Registration No. 333--87512-01


                Supplement No. 1 to Prospectus dated May 23, 2002

                                  $200,000,000

                            Commerce Capital Trust II
                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security) guaranteed to the extent described herein by, and convertible into the common stock of,

                             [Commerce Bancorp logo]

      This is a supplement to the prospectus dated May 10, 2002 relating to resales of 5.95% Convertible Trust Preferred Securities of Commerce Capital Trust II (the "trust preferred securities") (including, for purposes of the prospectus, the related junior subordinated convertible debentures and guarantee) and Commerce Bancorp, Inc. common stock issuable upon conversion of the trust preferred securities.

      The table in the "Selling Securityholders" section on pages 73-75 of the prospectus is hereby supplemented by the addition of the following information regarding selling securityholders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other selling securityholders in the prospectus dated May 10, 2002:

                                                           Number of Trust
                                                         Preferred Securities
       Selling Securityholder                             Owned and Offered
---------------------------------------------------      ---------------------
Amerisure Mutual Insurance Company                               3,500
Convertible Securities Fund                                      2,630
Nations Convertible Securities Fund                            146,600
WPG Convertible Arbitrage Overseas Master Funds, L.P.          100,000

All of the other portions of the prospectus remain unchanged.

See "Risk Factors" beginning on page 12 of the prospectus to read about risks you should consider before investing in the trust preferred securities.

These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is May 23, 2002.